Exhibit 11

                AvTel Communications, Inc. and Subsidiaries
                     Computation of Per Share Earnings
                               (Unaudited)



                                                   Three Months
                                                  Ended March 31,
                                            ------------------------
                                               1998           1997
                                            ----------    ----------

Net Income (Loss)                           (1,672,490)      371,859
Less preferred dividends                        11,816        20,000
                                            -----------    ---------
   Income (Loss) applicable
    to common shareholders                  (1,684,306)      351,859
                                            ==========     =========

Weighted average number of common shares     9,477,489     8,647,498*
                                            ==========     =========

Net income (loss) per common share -
 basic and diluted                               (0.18)         0.04*
                                            ==========     =========





* The 1997 amounts are presented on a pro forma basis.